UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 10, 2010
NAVIGANT CONSULTING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12173	36-4094854

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
30 S. Wacker, Suite 3550, Chicago, IL 60606
(Address of Principal Executive Offices) (Zip Code)
(312) 573-5600
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
(a)	On March 10, 2010, the Compensation Committee (the “Committee”) of the Company’s Board of Directors, and the Board of Directors, with respect to Mr. Goodyear, approved grants of stock options and restricted stock, to be made as of March 15, 2010, under the Company’s 2005 Long-Term Incentive Plan, as amended, to each of William M. Goodyear, Chairman and Chief Executive Officer, Julie M. Howard, President and Chief Operating Officer, Thomas A. Nardi, Executive Vice President and Chief Financial Officer, and Monica M. Weed, Vice President, General Counsel and Secretary. The amount, terms and conditions of such grants are as follows:

Executive	Stock Options	Shares of Restricted Stock
William M. Goodyear	41,462	40,656
Julie M. Howard	27,641	27,104
Thomas A. Nardi	16,585	16,263
Monica M. Weed	13,821	13,552
The stock options are exercisable at $12.03 per share. The options vest at a rate of 33% per year over the first three years of the six-year option term.
The restrictions on the shares of restricted stock lapse in three equal installments on each of the first three anniversaries of the date of grant.
(b)	Also on March 10, 2010, the Compensation Committee modified the vesting terms of certain shares of restricted stock originally granted pursuant to a special stock incentive program to key leaders of the Company in 2007. Mr. Nardi and Ms. Weed are not participants in this program. Mr. Goodyear and Ms. Howard’s restricted shares were granted on April 30, 2007. The terms of the special stock incentive program provided for time-based vesting over seven years, with the opportunity to accelerate the vesting of 20% of the restricted shares annually in the event the Company achieved certain performance targets. In order to improve the retentive value of the program, the compensation committee has modified the vesting terms of the program to (i) eliminate the original seven year time based vesting schedule, which had four years remaining, and replace it with a four year time-based ratable vesting for the remaining four years and (ii) eliminate the performance-based vesting acceleration opportunity. The unvested restricted shares granted on April 30, 2007, to Mr. Goodyear and Ms. Howard will now vest 25% annually, commencing April 30, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.
Date: March 16, 2010	By:	/s/ Monica M. Weed
Monica M. Weed
Vice President, General Counsel and Secretary